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                                                                    EXHIBIT 10.6

THE BRICKMAN GROUP, LTD.
Landscape Architects/Contractors/Horticultural Services

November 17, 1998

_____________________
_____________________
_____________________

Dear _____:

At the August 18, 1998 Board Meeting, the non-conflicted members of the Board and senior management of the Company met to establish an appropriate compensation package for those directors that are not full time employees of CIVC, FCEC, or the Company. The decision was to establish a compensation program that consists of the following components.

     1. Expense reimbursement for attendance at all Board meetings and other Company or industry functions for which your attendance is requested.

     2. A fee of $2,000 payable for each regularly scheduled Board meeting you attend.

     3. An incentive stock grant that would tie your long-term compensation as a director to the success of Company.

     4. Additional compensation to be determined for any additional role or special committee roles you may be asked to perform.

We chose the incentive stock as the primary form of compensation because it most closely tied compensation to the long term appreciation of the Company and because it can be taxed at capital gains rates rather than ordinary income rates. The incentive plan would create a class of "C" stock that would be entitled to up to 1% of the common stock proceeds, depending upon the amount of "C" stock issued. For example, if only 70% of the "C" stock were issued, the holders of the "C" stock would be entitled to receive only 70% of the 1%, or .7% of the total common proceeds. The "C" stock would not dilute the "B" stock currently held by the management team. This stock would continue to receive 12% of the common stock proceeds. The dilution would be borne by the "A" stock. For example, if 75% of the 1% allocation of "C" stock was issued, the "C" stock would be entitled to .75% of the common stock value, the "B" stock would receive 12% of the common stock proceeds, and the A stock would receive 87.25% of the common stock proceeds.

The total initial allocation of the stock to the existing directors takes into account Dick's more active role as Chairman. That allocation is as follows:

                                 % OF TOTAL STOCK
                                 ----------------
                 Dick Brickman            .6
                 John Schreiber         .075
                 Jack Neal              .075
                 Unallocated             .25
                                        ----
                                        1.00

       375 S. Flowers Mill Road, Langhorne, PA 19047 . Phone: 215 757-9400 . Fax: 215 757-9630 Connecticut, Delaware, Florida, Georgia, Illinois,
       Indiana, Maryland, Michigan, Missouri, New Jersey, New York, North
            Carolina, Ohio, Pennsylvania, Texas, Virginia, Wisconsin

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November 17, 1998
Page Two

Additional allocations to the existing directors can be made at a later date. It is the intention to limit that allocation to .1% for each outside director, other than the Chairman.

The total value of this incentive stock under the three cases we have developed are as follows, in each case assuming a five-year exit at 8.5x Operating Cash Flow.

                                                                 ALLOCATION (%)
                                                           0.6          0.1            0.075
                                                     ---------------------------------------
VALUE OF STOCK IN 5 YEARS ($ IN MM)
Base Case (no additional acquisitions)                    1.349         0.225          0.169
Medium Growth Case ($8 mm in annual acquisitions)         1.877         0.313          0.235
High Growth Case ($15 mm in annual acquisitions)          2.242         0.374          0.280

In order to qualify for capital gains treatment, this plan is structured as a purchase of stock rather than options. The cost to purchase your initial allocation of "C" stock is $7,500. Details on the closing of this stock will be forwarded to you shortly. The sale of stock will require, among other things, an amendment to the Company's charter, an amendment of the Company's stockholder agreement, approval by the full Board and approval by a majority of each class of stock and the approval of all of the financial investors.

I appreciate the benefits of your efforts and counsel, and look forward to working with you to continue to grow Brickman.

Sincerely,


/s/ Scott W. Brickman

Scott W. Brickman
President

Cc:  Christopher J. Perry
     Eric C. Larson
     Mark A. Hjelle, Esquire